Exhibit 99.1

For immediate release:

Bank of Commerce Holdings™ announces First Quarter Results

REDDING, California, April 30, 2013 / PR Newswire— Patrick J. Moty, President and Chief Executive Officer of Bank of Commerce Holdings (NASDAQ: BOCH), a $978.5 million bank holding company and parent company of Redding Bank of Commerce™ and Roseville Bank of Commerce™ (a division of Redding Bank of Commerce) (the “Bank”), today reported net income available to common shareholders of $2.0 million and diluted earnings per share (EPS) from continuing operations of $0.13 for the first quarter 2013.

Financial highlights:

•

Net income available to common shareholders of $2.0 million reflects a 6% increase over the $1.9 million reported for the quarter ended March 31, 2012, and a 68% increase over the $1.2 million recorded for the fourth quarter 2012.

•

Diluted EPS attributable to continuing operations of $0.13 compares to $0.10 reported for the same period a year ago and $0.08 for the prior quarter ended December 31, 2012. Diluted EPS attributable to discontinued operations of $0.00 compares to $0.01 reported for the same period a year ago and $0.00 for the prior quarter ended December 31, 2012.

•

Loan loss provisions for the first quarter were $1.1 million compared to $1.3 million for the first quarter 2012, and $4.6 million for the prior quarter ended December 31, 2012. During the fourth quarter 2012, management determined that further impairment was deemed necessary on several large credit relationships, resulting in additional charge offs of $4.2 million. As a result, additional provisions were needed to fund the allowance for loan and lease losses.

•	Nonperforming assets represent 4.07% of total assets in the current period versus 2.45% for the quarter ended March 31, 2012 and 4.45% for the year ended December 31, 2012.

Patrick J. Moty, President and CEO commented: “Over the past twelve months, we have experienced substantial growth in our core deposits and commercial loans. In addition, there are indications that certain sectors of the economy are finally starting to see some improvement. Our greatest challenges continue to be maintaining an acceptable net interest margin coupled with the lingering effects of nonperforming assets”.

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. These forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

•	Competitive pressure in the banking industry and changes in the regulatory environment.

•	Changes in the interest rate environment and volatility of rate sensitive assets and liabilities.

•	The health of the economy declines nationally or regionally which could further reduce the demand for loans or reduce the value of real estate collateral securing most of the Company’s loans.

•	Credit quality deteriorates which could cause an increase in the provision for loan losses.

•	Asset/Liability matching risks and liquidity risks.

•	Changes in the securities markets.

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and under the heading: “Risk Factors” and subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Table 1 below shows summary financial information for the quarters ended March 31, 2013 and 2012, and December 31, 2012.

Table 1

	SUMMARY FINANCIAL INFORMATION
(Shares and dollars in thousands)	Quarter ended March 31, 2013	Quarter ended March 31, 2012	Change	Quarter ended December 31, 2012	Change
Selective quarterly performance ratios
Return on average assets, annualized	0.84%	0.89%	-0.05%	0.57%	0.27%
Return on average equity, annualized	7.40%	7.41%	-0.01%	4.97%	2.43%
Efficiency ratio for quarter to date	58.54%	59.41%	-0.87%	43.66%	14.88%
Share and Per Share figures – Actual
Common shares outstanding at period end	15,309	16,506	(1,197)	15,972	(663)
Weighted average diluted shares	15,703	16,805	(1,102)	16,034	(331)
Diluted EPS attributable to continuing operations	$0.13	$0.10	$(0.03)	$0.08	$0.05
Diluted EPS attributable to discontinued operations	$0.00	$0.01	$(0.01)	$0.00	$0.00
Book value per common share	$5.80	$5.47	$0.33	$5.66	$0.14
Tangible book value per common share	$5.80	$5.24	$0.56	$5.66	$0.14

Capital Ratios

	March 31, 2013	March 31, 2012	Change	December 31, 2012	Change
Bank of Commerce Holdings
Tier 1 risk based capital ratio	14.19%	14.15%	0.04%	14.53%	-0.34%
Total risk based capital ratio	15.44%	15.41%	0.03%	15.78%	-0.34%
Leverage ratio	12.77%	13.36%	-0.59%	13.13%	-0.36%
Redding Bank of Commerce
Tier 1 risk based capital ratio	13.72%	13.98%	-0.26%	14.06%	-0.34%
Total risk based capital ratio	14.97%	15.23%	-0.26%	15.31%	-0.34%
Leverage ratio	12.36%	12.59%	-0.23%	12.65%	-0.29%

Bank of Commerce Holdings (the “Company”) remains well capitalized. At March 31, 2013, the Company’s Tier 1 and Total risk based capital ratios measured 14.19% and 15.44% respectively, while the leverage ratio was 12.77%.

Return on average assets (ROA) and return on average equity (ROE) for the three months ended March 31, 2013, was 0.84% and 7.40%, respectively, compared with 0.89% and 7.41%, respectively, for the same period a year ago.

During the fourth quarter of 2012, the Company sold investment securities resulting in realized gains of $2.1 million which were recorded in noninterest income in the Consolidated Statement of Operations. The Company considered the volume of such securities sold during the fourth to be an aberration of the normal selling activity; however the gains realized as a result of the increased sales activity primarily attributed to driving the Company’s fourth quarter efficiency ratio down to 43.66%. Absent the increased gains on securities, the efficiency ratio would have been 53.37%.

Balance Sheet Overview

As of March 31, 2013, the Company had total consolidated assets of $978.5 million, total net portfolio loans of $601.6 million, allowance for loan and lease losses of $11.4 million, total deposits of $698.4 million, and stockholders’ equity of $108.8 million.

Overall, the net portfolio loan balance decreased substantially during the first three months of 2013. The Company recorded net portfolio loans of $601.6 million at March 31, 2013, compared with $653.3 million at December 31, 2012, a decrease of $51.7 million, or 8%. The decrease in net portfolio loans was primarily attributable to the $45.2 million decrease in a commercial secured borrowing line held with the Bank’s former mortgage subsidiary. The commercial secured borrowing line of credit is used by the former mortgage subsidiary to fund 1-4 family mortgage loan originations which the Bank purchases an undivided participation ownership interest in the mortgage loans.

Table 2

	PERIOD END LOANS
	March 31, 2013	% of Total	March 31, 2012	% of Total	Change		December 31, 2012	% of Total
(Dollars in thousands)					Amount	%
Commercial	$189,670	31%	$138,390	23%	$51,280	37%	$232,276	34%
Real estate – construction loans	16,235	3%	28,100	5%	(11,865)	-42%	16,863	3%
Real estate – commercial (investor)	203,305	33%	224,725	38%	(21,420)	-10%	211,318	32%
Real estate – commercial (owner occupied)	75,969	12%	67,911	11%	8,058	12%	75,085	11%
Real estate – ITIN loans	58,981	10%	63,759	11%	(4,778)	-7%	60,105	9%
Real estate – mortgage	19,147	3%	19,043	3%	104	1%	18,452	3%
Real estate – equity lines	45,439	7%	44,373	8%	1,066	2%	45,181	7%
Consumer	3,596	1%	4,426	1%	(830)	-19%	4,422	1%
Other loans	266	0%	84	0%	182	217%	349	0%

Gross portfolio loans	612,608	100%	590,811	100%	21,797	4%	664,051	100%
Less:
Deferred loan fees, net	(308)		(29)		(279)	962%	(312)
Allowance for loan and lease losses	11,350		11,373		(23)	0%	11,103

Net portfolio loans	$601,566		$579,467		$22,099	4%	$653,260

Yield on loans	4.82%		5.36%		-0.54%		5.16%

Table 3

	PERIOD END CASH EQUIVALENTS AND INVESTMENT SECURITIES
	March 31, 2013	% of Total	March 31, 2012	% of Total	Change		December 31, 2012	% of Total
(Dollars in thousands)					Amount	%
Cash equivalents:
Cash and due from banks	$44,226	14%	$39,530	16%	$3,662	9%	$21,756	8%
Interest bearing due from banks	23,604	7%	24,165	9%	(561)	-2%	23,312	9%

	67,830	21%	63,695	25%	3,101	5%	45,068	17%
Investment Securities-AFS:
U.S. Treasury and agency	2,930	1%	0	0%	2,930	100%	2,946	1%
Obligations of state and political subdivisions	65,577	20%	72,368	28%	(6,791)	-9%	58,484	21%
Mortgage backed securities	59,650	18%	48,416	19%	11,234	23%	51,530	19%
Corporate securities	64,857	20%	46,221	18%	18,636	40%	61,556	23%
Other asset backed securities	28,832	9%	25,875	10%	2,957	11%	22,838	8%

	221,846	68%	192,880	75%	28,966	15%	197,354	72%
Investment Securities-HTM:
Obligations of state and political subdivisions	34,526	11%	0	0%	34,526	100%	31,483	11%

Total cash equivalents and investment securities	$324,202	100%	$256,575	100%	$66,593	26%	$273,905	100%

Yield on cash equivalents and investment securities	2.55%		2.69%		-0.14%		2.70%

The Company continued to maintain a strong liquidity position during the reporting period. As of March 31, 2013, the Company maintained cash positions at the FRB and correspondent banks in the amount of $44.2 million. The Company also held certificates of deposits with other financial institutions in the amount of $23.6 million, which the Company considers liquid.

The Company’s available-for-sale investment portfolio is primarily utilized as a source of liquidity to fund other higher yielding asset opportunities, such as commercial and commercial real estate loan originations when required. Available-for-sale investment securities totaled $221.8 million at March 31, 2013, compared with $197.4 million at December 31, 2012. During the first three months of 2013, the Company focused on investing excess cash received from net pay downs of the commercial secured borrowing into mortgage backed securities and collateralized mortgage obligations, municipal bonds, and corporate securities.

Purchases of municipal bonds focused on bank qualified general obligation and revenue bonds where the debt proceeds generally are used to fund operations and essential services. The municipal bonds purchased generally had relatively high coupons, maturities ranging from nine to seventeen years, and call dates within three to five years. The majority of these bonds are structured in such a way that management believes there is a reasonable probability that the call options will be exercised at their respective call dates. Management monitors the financial performance of the municipal bond portfolio on an ongoing basis. Should the outcome of these reviews indicate declining credit quality, inadequate debt service coverage, or if the bonds have fallen outside of our accepted risk tolerance, the bonds are sold in the open market.

Purchases of corporate bonds focused on relatively moderate term (maturities ranging between four to eleven years), high quality debt instruments issued by large cap financial institutions. Management believes the relative risk adjusted yield spreads of these securities compared to what is currently offered in the treasury markets, or mortgage backed securities markets provides some mitigation of ongoing net interest margin compression without extending too long on the yield curve.

During the first three months of 2013, the Company purchased forty-two securities with a weighted average yield of 2.44%, and sold ten securities with a weighted average yield of 2.46%. The sales activity resulted in $189 thousand net realized gains.

At March 31, 2013, the Company’s net unrealized gains on available-for-sale securities were $3.3 million compared with $2.9 million net unrealized gains at December 31, 2012. The favorable change in net unrealized gains was primarily due to increases in the fair values of the Company’s corporate bond and asset backed portfolios, partially offset by decreases in the fair values of the remaining sectors of the portfolio. The increase in the fair values of the Company’s corporate bond and asset backed portfolios were primarily driven by the contraction of market spreads.

Table 4

	QUARTERLY AVERAGE DEPOSITS BY CATEGORY
	Q1 2013	% of Total	Q1 2012	% of Total	Change		Q4 2012	% of Total
(Dollars in thousands)					Amount	%
Demand deposits	$114,476	16%	$106,617	16%	$7,859	7%	$123,099	17%
Interest bearing demand	234,445	34%	178,386	27%	56,059	31%	232,674	33%

Total checking deposits	348,921	50%	285,003	43%	63,918	22%	355,773	50%
Savings	90,689	13%	88,888	13%	1,801	2%	90,522	13%

Total non-time deposits	439,610	63%	373,891	56%	65,719	18%	446,295	63%
Time deposits	257,131	37%	288,194	44%	(31,063)	-11%	257,432	37%

Total deposits	$696,741	100%	$662,085	100%	$34,656	5%	$703,727	100%

Weighted average rate on total deposits	0.62%		0.96%		-0.34%		0.69%

During the first quarter of 2013 average total deposits increased 5% or $34.7 million to $696.7 million from the first quarter in 2012. Non maturing core deposits increased $45.9 million or 13% year over year. Insured Cash Sweep (ICS) deposits totaling $36.0 million as of March 31, 2013 are included in interest bearing demand. ICS deposits are brokered demand and money market deposit accounts which are considered non core for regulatory purposes.

Operating Results for the First Quarter 2013

Net income attributable to Bank of Commerce Holdings was $2.0 million for the three months ended March 31, 2013 compared with $2.1 million for the same period a year ago. Net income available to common shareholders was $2.0 million for the three months ended March 31, 2013, compared with $1.9 million for the same period a year ago. Diluted earnings per share (EPS) from continuing operations and discontinued operations were $0.13 and $0.00 for the three months ended March 31, 2013 compared with $0.10 and $0.01 for the same period a year ago, respectively. The increase in EPS from continuing operations was principally attributed to reduced provision for loan and lease losses, reduced preferred dividends paid, and decreased basic and dilutive weighted average shares.

The Company declared cash dividends of $0.03 per the first quarter of 2013, consistent with the quarterly dividends paid in 2012.

Table 5

	SUMMARY INCOME STATEMENT
(Dollars in thousands)	Q1 2013	Q1 2012	Change		Q4	Change
			Amount	%	2012	Amount	%
Net interest income	$8,506	$8,525	$(19)	0%	$8,754	$(248)	-3%
Provision for loan and lease losses	1,050	1,300	(250)	-19%	4,550	(3,500)	-77%
Noninterest income	824	1,279	(455)	-36%	2,713	(1,889)	-70%
Noninterest expense	5,462	5,825	(363)	-6%	5,007	455	9%

Income from continuing operations before income taxes	2,818	2,679	139	5%	1,910	908	48%
Provision for income tax	778	803	(25)	-3%	526	252	48%

Net income from continuing operations	$2,040	$1,876	$164	9%	$1,384	$656	47%

Discontinued Operations:
Income (loss) from discontinued operations	$0	$659	$(659)	-100%	$0	$0	0%
Income tax expense associated with income (loss) from discontinued operations	0	299	(299)	-100%	0	0	0%

Net income (loss) from discontinued operations	0	360	(360)	-100%	0	0	0%

Less: Net income (loss) from discontinued operations attributable to noncontrolling interest	0	176	(176)	-100%	0	0	0%

Net income (loss) from discontinued operations attributable to controlling interest	0	184	(184)	-100%	0	0	0%

Net income attributable to Bank of Commerce Holdings	2,040	2,060	(20)	-1%	1,384	656	47%

Less: preferred dividend and accretion on preferred stock	50	186	(136)	-73%	196	(146)	-74%
Income available to common shareholders	$1,990	$1,874	$116	6%	$1,188	$802	68%

Basic EPS attributable to continuing operations	$0.13	$0.10	$0.03	26%	$0.08	$0.05	59%
Basic EPS attributable to discontinued operations	$0.00	$0.01	$(0.01)	-100%	$0.00	$0.00	0%
Average basic shares	15,686	16,805	(1,119)	-7%	16,034	(348)	-2%
Diluted EPS attributable to continuing operations	$0.13	$0.10	$0.03	26%	$0.08	$0.05	58%
Diluted EPS attributable to discontinued operations	$0.00	$0.01	$(0.01)	-100%	$0.00	$0.00	0%
Average diluted shares	15,703	16,805	(1,102)	-7%	16,034	(331)	-2%

Net interest income is the largest source of our operating income. Net interest income for the three months ended March 31, 2013 was $8.5 million compared to $8.5 million during the same period a year ago.

Interest income for the three months ended March 31. 2013 was $9.5 million, a decrease of $598 thousand or 6% compared to the same period a year ago. The decrease in interest income during the first quarter of 2013 compared to the same period a year ago was primarily driven by decreased yields in the loan portfolio and the investment securities portfolio, partially offset by increased loan volume and investment securities volume. The decrease in loan portfolio yield was primarily driven by net increases in nonaccruing commercial and commercial real estate loans. Total nonaccruing loans at March 31, 2013 increased $17.2 million compared to the same period a year ago. As a result, during the three months ended March 31, 2013, loan interest income decreased $725 thousand or 9% compared to the same period a year ago, despite the increased loan volume.

Interest income recognized from the investment securities portfolio increased $138 thousand during the three months ended March 31, 2013 compared to the same period a year ago. The increase in investment securities interest income was primarily attributable to increased volume, partially offset by decreased yields. Average securities balances and weighted average tax equivalent yields at March 31, 2013 and 2012 were $244.4 million and 3.24% compared to $199.3 million and 3.66%, respectively.

Interest expense for the three months ended March 31, 2013 was $971 thousand, a decrease of $579 thousand or 37% compared to the same period a year ago. During the first three months of 2013, the Company continued to benefit from the re-pricing of deposits, and significantly lower FHLB borrowings expense. The decrease in FHLB borrowing expense compared to the same period a year ago was primarily driven by $150 thousand in gains re-classed from OCI and netted with FHLB interest expense. The re-class was associated with the termination of a forward starting interest rate swap agreement. The net result was a 45 basis point decrease in FHLB interest expense yields compared to the same period a year ago.

During the first quarter of 2013, the Company recorded $1.1 million in provisions for loan and lease losses, a decrease of $3.5 million or 77% compared to the fourth quarter of 2012. During the fourth quarter of 2012, management determined that further impairment was deemed necessary on several large credits associated with three borrowers. Accordingly, during the fourth quarter of 2012, due to elevated charge offs, the Company provided additional provisions to the ALLL.

Table 6

	NET INTEREST SPREAD AND MARGIN
	Q1	Q1	Change	Q4	Change
(Dollars in thousands)	2013	2012	Amount	2012	Amount
Tax equivalent yield on average interest earning assets	4.24%	4.72%	-0.48%	4.42%	-0.18%
Rate on average interest bearing liabilities	0.52%	0.88%	-0.36%	0.61%	-0.09%

Net interest spread	3.72%	3.84%	-0.12%	3.81%	-0.09%
Net interest margin on a tax equivalent basis	3.82%	4.01%	-0.19%	3.95%	-0.13%

Average earning assets	$921,733	$877,488	$44,245	$917,140	$4,593
Average interest bearing liabilities	$748,222	$700,645	$47,577	$717,671	$30,551

The net interest margin (net interest income as a percentage of average interest earning assets) on a fully tax-equivalent basis was 3.82% for the three months ended March 31, 2013, a decrease of 19 basis points as compared to the same period a year ago. The decrease in net interest margin primarily resulted from a 48 basis point decline in yield on average earning assets, partially offset by a 29 basis point decrease in interest expense to average earning assets. With decreasing elasticity in managing our funding costs and historically low interest rates, maintaining our net interest margin in the foreseeable future will present significant challenges. Accordingly, management will continue to pursue organic loan growth, wholesale loan purchases, and actively manage the investment securities portfolio within our accepted risk tolerance to maximize yield on earning assets.

Noninterest income for the three months ended March 31, 2013 was $824 thousand, a decrease of $455 thousand or 36% when compared to the same period a year ago. The following table presents the key components of noninterest income for the three months ended March 31, 2013 and 2012, and December 31, 2012:

Table 7

	NONINTEREST INCOME
	Q1	Q1	Change		Q4	Change
(Dollars in thousands)	2013	2012	Amount	%	2012	Amount	%
Service charges on deposit accounts	$46	$47	$(1)	-2%	$42	$4	10%
Payroll and benefit processing fees	128	155	(27)	-17%	143	(15)	-10%
Earnings on cash surrender value - Bank owned life insurance	156	113	43	38%	129	27	21%
Gain (loss) on investment securities, net	189	645	(456)	-71%	2,085	(1,896)	-91%
Merchant credit card service income, net	33	35	(2)	-6%	32	1	3%
Other income	272	284	(12)	-4%	282	(10)	-4%

Total noninterest income	$824	$1,279	$(455)	-36%	$2,713	$(1,889)	-70%

Payroll and benefit processing fees decreased by $27 thousand for the three months ended March 31, 2013 compared to the same period a year ago. In September 2011, the Bank acquired eighty payroll processing customer relationships from a local payroll processing sole proprietorship. During the three months ended March 31, 2012, additional fees were earned as a result of the larger client base. Accordingly, during the remaining months of 2012, payroll and benefit processing fees decreased due to attrition.

Bank owned life insurance increased $43 thousand or 38% for the three months ended March 31, 2013 compared to the same period a year ago. The increase was primarily attributed to the purchase of an additional life insurance policy during December of 2012.

Gains on the sale of investment securities decreased $456 thousand to $189 thousand for the three months ended March 31, 2013, compared to $645 thousand for the same period a year ago. During the first three months of 2013, the Company focused on investing cash received from net pay downs of the commercial secured borrowing into mortgage backed securities, collateralized mortgage obligations, municipal bonds, and corporate bonds. During this period management focused on purchase activity with the objective of maintaining yield and relatively short overall portfolio duration. During the first three months of 2013, the Company purchased forty-two securities with a weighted average yield of 2.44%, and sold ten securities with a weighted average yield of 2.46%.

The major components of other income are fees earned on ATM transactions, mortgage fee income, online banking services, wire transfers, and FHLB dividends. Changes in the other components of other income are a result of normal operating activities.

Noninterest expense for the three months ended March 31, 2013 was $5.5 million, a decrease of $363 thousand or 6% compared to the same period a year ago. The following table presents the key elements of noninterest expense for the three months ended March 31, 2013 and 2012, and December 31, 2012:

Table 8

	NONINTEREST EXPENSE
(Dollars in thousands)	Q1	Q1	Change		Q4	Change
	2013	2012	Amount	%	2012	Amount	%
Salaries and related benefits	$2,924	$3,058	$(134)	-4%	$2,645	$279	11%
Occupancy and equipment expense	574	542	32	6%	535	39	7%
Write down of other real estate owned	0	0	0	0%	0	0	0%
FDIC insurance premium	88	212	(124)	-58%	208	(120)	-58%
Data processing fees	134	70	64	91%	142	(8)	-6%
Professional service fees	269	303	(34)	-11%	216	53	25%
Deferred compensation expense	155	144	11	8%	154	1	1%
Other expenses	1,318	1,496	(178)	-12%	1,107	211	19%

Total noninterest expense	$5,462	$5,825	$(363)	-6%	$5,007	$455	9%

Salaries and related benefits expense for the three months ended March 31, 2013 was $2.9 million, a decrease of $134 thousand or 4% compared to the same period a year ago. The decrease in salaries and related benefits was primarily driven by decreases in officer salary expense, stock option expense, and salary continuation expense. During the three months ended March 31, 2012, the Bank paid early retirement benefits to four employees, absent this payment in the current period, officer salary expense decreased $84 thousand compared the same period a year ago. In addition during the three months ended March 31, 2012 the Company issued stock options that were partially vested upon issuance resulting in the acceleration of additional stock option expense. During the current period, certain true-up adjustments to salary continuation expenses were deemed necessary primarily resulting in a decrease of $34 thousand in salary continuation expense compared to the same period a year ago.

Occupancy and equipment expense for the three months ended March 31, 2013 was $574 thousand, an increase of $32 thousand or 6% compared to the same period a year ago. The increase in this expense is primarily driven by the acceleration of certain leasehold amortization, partially offset by decreased maintenance expenses in the current period.

The decrease in FDIC assessments during the three months ended March 31, 2013, compared to the same period a year ago resulted from true-up adjustments to reverse prior period over accruals. In November 2009, the FDIC adopted the final rule amending the assessment regulations to require insured depository institutions to prepay their quarterly risk-based assessments for the fourth quarter 2010, 2011, and 2012, on December 30, 2009. The amount paid on December 30, 2009 was substantially higher than the subsequent quarterly deposit insurance assessments. As a consequence, true-up adjustments were deemed necessary. Additional discussion on FDIC insurance assessments is provided in Part I, Item 1 under the caption Deposit Insurance, in our most recent Form 10-K filed on March 15, 2013.

Data processing expense for the three months ended March 31, 2013 was $134 thousand, an increase of $64 thousand or 91% compared to the same period a year ago. The increase in this expense is primarily driven by a $54 thousand increase in software maintenance and licensing expenses compared to the same period a year ago. The Bank continues to strive to make improvements in network infrastructure and systems, and expects to see continued increased costs in these expenses in the foreseeable future.

Professional service fees encompass audit, legal and consulting fees. Professional service fees for the three months ended March 31, 2013 was $269 thousand, a decrease of $34 thousand or 11% compared to the same period a year ago. The decrease in professional fees was primarily driven by decreased commissions paid on the repurchases of the Company’s common stock. During the first three months of 2013, the Company repurchased 662,977 shares of common stock compared to 485,983 common stock shares repurchased during the same period a year ago. However, in the current year the majority of the repurchased common stock were conducted in private placements.

Other expenses for the three months ended March 31, 2013 were $1.3 million, a decrease of $178 thousand or 12% compared to the same period a year ago. The decrease in other expenses was primarily driven by decreased losses on sale of OREO partially offset by increased OREO expenses, and additional provisions provided to the reserve for unfunded commitments. During the three months ended March 31, 2013, the Bank sold a commercial OREO property, resulting in a $167 gain on sale. Accordingly, during the first three months of 2013, the Bank recorded net gains on sale of OREO properties in the amount of $30 thousand compared to net losses on sale of OREO properties of $369 thousand during the same period a year ago.

Table 9

	ALLOWANCE ROLL FORWARD
(Dollars in thousands)	Q1 2013	Q4 2012	Q3 2012	Q2 2012	Q1 2012
Beginning balance	$11,103	$10,560	$12,497	$11,373	$10,622
Provision for loan loss charged to expense	1,050	4,550	1,900	1,650	1,300
Loans charged off	(845)	(4,183)	(4,011)	(880)	(788)
Loan loss recoveries	42	176	174	354	239

Ending balance	$11,350	$11,103	$10,560	$12,497	$11,373
Gross portfolio loans outstanding at period end	$612,608	$664,051	$604,479	$595,945	$590,811
Ratio of allowance for loan losses to total loans	1.85%	1.67%	1.75%	2.10%	1.92%
Nonaccrual loans at period end:
Commercial	$3,420	$2,935	$3,330	$0	$0
Construction	0	0	77	104	105
Commercial real estate	23,363	24,008	10,393	6,160	5,943
Residential real estate	11,302	11,630	11,733	13,943	14,544
Home equity	0	0	95	298	302

Total nonaccrual loans	$38,085	$38,573	$25,628	$20,505	$20,894
Accruing troubled debt restructured loans
Commercial	$70	$523	$72	$56	$0
Commercial real estate	4,593	4,598	9,790	12,798	14,584
Residential real estate	2,954	2,934	3,117	2,750	2,920
Home equity	536	561	501	436	401

Total accruing restructured loans	$8,153	$8,616	$13,480	$16,040	$17,905
All other accruing impaired loans	1,426	471	7,281	472	472

Total impaired loans	$47,664	$47,660	$46,389	$37,017	$39,271

Allowance for loan and lease losses to nonaccrual loans at period end	29.80%	28.78%	41.20%	60.95%	54.43%
Nonaccrual loans to total loans	6.22%	5.81%	4.24%	3.44%	3.54%
Allowance for loan and lease losses to impaired loans	23.81%	23.30%	22.76%	33.76%	28.96%

The ALLL allocation remained consistent with amounts reported as of December 31, 2012, and March 31, 2012. The ALLL totaled $11.4 million and $11.1 million at March 31, 2013, and December 31, 2012, respectively. During the first three months of 2013, the provisions for loan and lease losses exceeded net charge-offs for the same period. During the current period net charge-offs increased compared to the same period a year ago. There were a number of factors that contributed to the increase in net charge offs, including additional impairment charges on both existing impaired loans and newly classified impaired loans, and continued weakness in the local real estate markets.

The Company continued to conservatively monitor credit quality during the period, and adjust the ALLL accordingly. As such, the Company provided $1.1 million in provisions for loan losses during the first three months of 2013, compared with $1.3 million during the same period a year ago. The Company’s ALLL as a percentage of gross portfolio loans was 1.85% and 1.67% as of March 31, 2013, and December 31, 2012, respectively.

Net charge offs were $803 thousand during the first three months of 2013, compared with net charge offs of $549 thousand during the same period a year ago. The charge offs in the current year were primarily focused in commercial and 1-4 family residential loans. During the first three months of 2013 the asset quality of the Bank’s loan portfolio remained stable; however there continue to be lingering weaknesses where the borrower’s business revenue is tied to real estate. Accordingly, during the first quarter of 2013, total past due loans increased by $7.8 million. The increase in past due loans was primarily attributable to several large commercial real estate credits becoming 30-59 days past due. The commercial real estate and commercial loan portfolio’s continue to be influenced by depressed real estate values, the effects of relatively high unemployment levels, and overall sluggish economic conditions. As such, management will continue to aggressively identify and dispose of problematic assets which could lead to an elevated level of charge offs. At March 31, 2013, management believes the Company’s ALLL is adequately funded given the current level of credit risk.

At March 31, 2013, the recorded investment in loans classified as impaired totaled $47.7 million, with a corresponding valuation allowance (included in the ALLL) of $2.6 million. The valuation allowance on impaired loans represents the impairment reserves on performing restructured loans, other accruing loans, and nonaccrual loans. At December 31, 2012, the total recorded investment in impaired loans was $47.7 million, with a corresponding valuation allowance (included in the ALLL) of $2.3 million.

Loans are reported as troubled debt restructurings (TDR) when the Bank grants a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include a reduction in the note rate, forgiveness of principal or accrued interest, extending the maturity date(s) significantly, or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as the Bank will not collect all amounts due, both principal and interest, in accordance with the terms of the original loan agreement. Impairment reserves on non-collateral dependent restructured loans are measured by comparing the present value of expected future cash flows of the restructured loans, discounted at the effective interest rate of the original loan agreement. These impairment reserves are recognized as a specific component to be provided for in the ALLL.

During the three months ended March 31, 2013, the Company restructured seven loans, four of which were restructured to grant interest rate concessions, two loans were restructured to grant interest rate and maturity modification, and one loan was restructured to provide rate and payment deferral modifications. Four loans reclassified as TDR’s during the three months ended March 31, 2013 were on nonaccrual status, and the remaining three reclassified loans were in accruing status.

As of March 31, 2013, the Company had $24.0 million in TDRs compared to $24.7 million as of December 31, 2012. As of March 31, 2013, the Company had one hundred and eight loans that qualified as TDRs, of which eighty-eight were performing according to their restructured terms. TDRs represented 3.91% of gross portfolio loans as of March 31, 2013 compared with 3.71% at December 31, 2012.

Table 10

	TROUBLED DEBT RESTRUCTURINGS
(Dollars in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Nonaccrual	$15,811	$16,050	$14,259	$13,607	$13,324
Accruing	8,153	8,616	13,480	16,040	17,904

Total troubled debt restructurings	$23,964	$24,666	$27,739	$29,647	$31,228
Percentage of total gross portfolio loans	3.91%	3.71%	4.59%	4.97%	5.29%

Although recent indicators reflect a recovery has begun in our local real estate markets, our loan portfolio continues to be impacted by the repercussions from the recent economic recession. Nonperforming loans, which include nonaccrual loans and accruing loans past due over 90 days, totaled $38.1 million or 6.21% of total portfolio loans as of March 31, 2013, as compared to $41.6 million, or 5.81% of total loans, at December 31, 2012. Nonperforming assets, which include nonperforming loans and foreclosed real estate (“OREO”), totaled $39.9 million, or 4.07% of total assets as of March 31, 2013, compared with $41.6 million, or 4.25% of total assets as of December 31, 2012.

Table 11

	NONPERFORMING ASSETS
(Dollars in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Commercial	$3,420	$2,935	$3,330	$0	$0
Real estate construction
Residential real estate construction	0	0	77	104	105

Total real estate construction	0	0	77	104	105
Real estate mortgage
1-4 family, closed end 1st lien	1,846	1,805	2,315	4,114	4,378
1-4 family revolving	0	0	95	298	302
ITIN 1-4 family loan pool	9,456	9,825	9,418	9,829	10,166

Total real estate mortgage	11,302	11,630	11,828	14,241	14,846
Commercial real estate	23,363	24,008	10,393	6,160	5,943

Total nonaccrual loans	38,085	38,573	25,628	20,505	20,894
90 days past due and still accruing	0	0	0	65	0

Total nonperforming loans	38,085	38,573	25,628	20,570	20,894
Other real estate owned	1,785	3,061	3,052	2,647	1,913

Total nonperforming assets	$39,870	$41,634	$28,680	$23,217	$22,807
Nonperforming loans to total loans	6.21%	5.81%	4.24%	3.45%	3.54%
Nonperforming assets to total assets	4.07%	4.25%	3.03%	2.41%	2.45%

As of March 31, 2013, nonperforming assets of $39.9 million have been written down by 19%, or $7.5 million, from their original balance of $52.2 million.

Table 12

	OTHER REAL ESTATE OWNED ACTIVITY
(Dollars in thousands)	Q1 2013	Q4 2012	Q3 2012	Q2 2012	Q1 2012
Beginning balance	$3,061	$3,052	$2,647	$1,913	$3,731
Additions to OREO	1,157	242	4,046	1,817	134
Dispositions of OREO	(2,433)	(233)	(3,641)	(658)	(1,952)
OREO valuation adjustment	0	0	0	(425)	0

Ending balance	$1,785	$3,061	$3,052	$2,647	$1,913

At March 31, 2013, and December 31, 2012, the recorded investment in OREO was $1.8 million and $3.1 million, respectively. For the three months ended March 31, 2013, the Company transferred foreclosed property from five loans in the amount of $1.2 million to OREO and adjusted the balances through charges to the ALLL in the amount of $4 thousand relating to the transferred foreclosed property. During the three months ended March 31, 2013, no further impairment was identified on the foreclosed properties. During this period, the Company sold eight properties with balances of $2.4 million for a net gain of $30 thousand. The March 31, 2013 OREO balance consists of thirteen properties, of which ten are secured with 1-4 family residential real estate in the amount of $837 thousand. The remaining three properties consist of improved commercial land in the amount of $750 thousand, a commercial real estate property in the amount of $174 thousand, and a vacant residential lot in the amount of $24 thousand.

Table 13

	INCOME STATEMENT
(Amounts in thousands, except for per share data)	Q1	Q1	Change		Q4	Full Year	Full Year
	2013	2012	$	%	2012	2012	2011
Interest income:
Interest and fees on loans	$7,647	$8,372	$(725)	-9%	$8,026	$33,148	$35,084
Interest on tax-exempt securities	623	580	43	7%	622	2,399	2,014
Interest on U.S. government securities	384	391	(7)	-2%	390	1,615	2,123
Interest on other securities	823	732	91	12%	808	3,175	2,410

Total interest income	9,477	10,075	(598)	-6%	9,846	40,337	41,631
Interest expense:
Interest on demand deposits	139	157	(18)	-11%	153	610	787
Interest on savings deposits	71	116	(45)	-39%	83	394	792
Interest on certificates of deposit	697	1,065	(368)	-35%	761	3,697	4,912
Interest on securities sold under repurchase agreements	4	6	(2)	-33%	5	24	43
Interest on FHLB borrowings	0	150	(150)	-100%	0	85	579
Interest on other borrowings	60	56	4	7%	90	419	363

Total interest expense	971	1,550	(579)	-37%	1,092	5,229	7,476

Net interest income	8,506	8,525	(19)	0%	8,754	35,108	34,155
Provision for loan and lease losses	1,050	1,300	(250)	-19%	4,550	9,400	8,991

Net interest income after provision for loan and lease losses	7,456	7,225	231	3%	4,204	25,708	25,164
Noninterest income:
Service charges on deposit accounts	46	47	(1)	-2%	42	188	192
Payroll and benefit processing fees	128	155	(27)	-17%	143	538	458
Earnings on cash surrender value – Bank owned life insurance	156	113	43	38%	129	470	465
Gain on investment securities, net	189	645	(456)	-71%	2,085	3,822	1,550
Merchant credit card service income, net	33	35	(2)	-6%	32	144	376
Other income	272	284	(12)	-4%	282	1,431	850

Total noninterest income	824	1,279	(455)	-36%	2,713	6,593	3,891
Noninterest expense:
Salaries and related benefits	2,924	3,058	(134)	-4%	2,645	11,030	9,957
Occupancy and equipment expense	574	542	32	6%	535	2,058	2,009
Write down of other real estate owned	0	0	0	0%	0	425	557
FDIC insurance premium	88	212	(124)	-58%	208	820	1,319
Data processing fees	134	70	64	91%	142	421	389
Professional service fees	269	303	(34)	-11%	216	1,078	1,016
Deferred compensation expense	155	144	11	8%	154	594	533
Other expenses	1,318	1,496	(178)	-12%	1,107	5,206	4,147

Total noninterest expense	5,462	5,825	(363)	-6%	5,007	21,632	19,927

Income from continuing operations before provision for income taxes	2,818	2,679	139	5%	1,910	10,669	9,128
Provision for income taxes	778	803	(25)	-3%	526	3,109	2,444

Net Income from continuing operations	$2,040	$1,876	$164	9%	$1,384	$7,560	$6,684

Discontinued Operations:
Income (loss) from discontinued operations	$0	$659	$(659)	-100%	$0	$535	$1,512
Income tax expense associated with income (loss) from discontinued operations	0	299	(299)	-100%	0	331	392

Net income (loss) from discontinued operations	0	360	(360)	-100%	0	204	1,120

Less: Net income (loss) from discontinued operations attributable to noncontrolling interest	0	176	(176)	-100%	0	348	549

Net income (loss) from discontinued operations attributable to controlling interest	0	184	(184)	-100%	0	(144)	571

Net income attributable to Bank of Commerce Holdings	2,040	2,060	(20)	-1%	1,384	7,416	7,255

Less: preferred dividend and accretion on preferred stock	50	186	(136)	-73%	196	880	943
Income available to common shareholders	1,990	1,874	116	6%	1,188	6,536	6,312

Basic EPS attributable to continuing operations	$0.13	$0.10	$0.03	26%	$0.08	$0.41	$0.34
Basic EPS attributable to discontinued operations	$0.00	$0.01	$(0.01)	-100%	$0.00	$(0.01)	$0.03
Average basic shares	15,686	16,805	(1,119)	-7%	16,034	16,344	16,991
Diluted EPS attributable to continuing operations	$0.13	$0.10	$0.03	26%	$0.08	$0.41	$0.34
Diluted EPS attributable to discontinued operations	$0.00	$0.01	$(0.01)	-100%	$0.00	$(0.01)	$0.03
Average diluted shares	15,703	16,805	(1,102)	-7%	16,034	16,344	16,991

Table 14

	BALANCE SHEET
(Dollars in thousands)	March 31,	March 31,	Change		December 31,
	2013	2012	$	%	2012
ASSETS
Cash and due from banks	$44,226	$39,530	$4,696	12%	$21,756
Interest bearing due from banks	23,604	24,165	(561)	-2%	23,312

Total cash and cash equivalents	67,830	63,695	4,135	6%	45,068
Securities available-for-sale, at fair value	221,846	192,880	28,966	15%	197,354
Securities held-to-maturity, at amortized cost	34,526	0	34,526	100%	31,483
Portfolio loans	612,916	590,840	22,076	4%	664,363
Allowance for loan losses	(11,350)	(11,373)	23	0%	(11,103)

Net loans	601,566	579,467	22,099	4%	653,260
Mortgage loans held for sale	0	43,572	(43,572)	-100%	0
Total interest earning assets	937,118	890,987	46,131	5%	938,268
Bank premises and equipment, net	10,004	9,437	567	6%	9,736
Goodwill and other intangibles	47	125	(78)	-62%	55
Other real estate owned	1,785	1,913	(128)	-7%	3,061
Assets attributable to discontinued operations	0	8,938	(8,938)	-100%	0
Other assets	40,911	30,557	10,354	34%	39,407

TOTAL ASSETS	$978,515	$930,584	$47,931	5%	$979,424

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand – noninterest bearing	$112,501	$102,848	$9,653	9%	$117,474
Demand – interest bearing	237,542	178,332	59,210	33%	239,592
Savings accounts	91,434	90,834	600	1%	89,364
Certificates of deposit	256,916	293,484	(36,568)	-12%	254,622

Total deposits	698,393	665,498	32,895	5%	701,052
Securities sold under agreements to repurchase	15,625	13,478	2,147	16%	13,095
Federal Home Loan Bank borrowings	125,000	110,000	15,000	14%	125,000
Junior subordinated debentures	15,465	15,465	0	0%	15,465
Liabilities attributable to discontinued operations	0	605	(605)	-100%	0
Other liabilities	15,251	11,958	3,293	28%	14,491

Total Liabilities	869,734	817,004	52,730	6%	869,103
Total Equity – Bank of Commerce Holdings	108,781	110,276	(1,495)	-1%	110,321
Noncontrolling interest in subsidiary	0	3,304	(3,304)	-100%	0

Total Stockholders’ Equity	108,781	113,580	(4,799)	-4%	110,321

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$978,515	$930,584	$47,931	5%	$979,424

Table 15

	AVERAGE BALANCE SHEET (Year to Date)
(Dollars in thousands)	March 31, 2013	March 31, 2012	December 31, 2012	December 31, 2011	December 31, 2010
Earning assets:
Loans	$634,620	$624,474	$642,200	$626,275	$635,074
Tax exempt securities	88,714	65,534	81,714	52,467	42,172
US government securities	2,971	0	209	19,182	27,423
Mortgage backed securities	63,149	69,806	61,434	67,052	48,972
Other securities	89,607	63,995	73,972	44,664	15,702
Interest bearing due from banks	42,672	53,679	48,712	64,399	70,911
Fed funds sold	0	0	0	0	995

Average earning assets	921,733	877,488	908,241	874,039	841,249
Cash and DFB	9,397	9,388	10,125	2,251	1,781
Bank premises	9,951	9,412	9,567	9,489	9,814
Other assets	33,961	28,225	24,249	21,421	48,116

Average total assets	$975,042	$924,513	$952,182	$907,200	$900,960

Interest bearing liabilities:
Demand - interest bearing	$234,445	$178,386	$203,342	$157,696	$141,983
Savings deposits	90,689	88,888	89,789	91,876	76,718
CDs	257,131	288,194	285,574	296,381	321,051
Repurchase agreements	13,993	13,638	14,246	14,805	12,274
Other borrowings	151,964	131,539	125,839	130,933	128,249

	748,222	700,645	718,790	691,691	680,275
Demand - noninterest bearing	114,476	106,617	115,091	100,722	92,433
Other liabilities	2,051	6,072	7,033	6,679	32,615
Shareholders’ equity	110,293	111,179	111,268	108,108	95,637

Average liabilities & equity	$975,042	$924,513	$952,182	$907,200	$900,960

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce™ which operates under two separate names (Redding Bank of CommerceTM and Roseville Bank of CommerceTM, a division of Redding Bank of Commerce). The Bank is an FDIC insured California banking corporation providing commercial banking and financial services through 4 offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Investment firms making a market in BOCH stock are:

Raymond James Financial

John T. Cavender

555 Market Street

San Francisco, CA 94105

(800) 346-5544

Sandler & O’Neil

Bryan Sullivan

919 Third Avenue, 6th Floor

New York, NY 10022

(888) 383-3112

McAdams Wright Ragen, Inc.

Joey Warmenhoven

1121 SW Fifth Avenue

Suite 1400

Portland, OR 97204

(866) 662-0351

Stifel Nicolaus

Perry Wright

1255 East Street #100

Redding, CA 96001

(530) 244-7199

FIG Partners

Mike Hedrei

1175 Peachtree Street NE #100

Colony Square Suite 2250

Atlanta, GA 30361

(212) 899-5217

Contact Information:

Patrick J. Moty, President and Chief Executive Officer

Telephone Direct (530) 722-3953

Samuel D. Jimenez, Executive Vice President and Chief Financial Officer

Telephone Direct (530) 722-3952

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959